EXHIBIT 99.1
The Following joint press release was issued by Atlantic Coast Entertainment Holdings, Inc. and GB Holdings, Inc.
August 24, 2005

CONTACT:	Denise Barton, Vice President and Chief Financial Officer, Atlantic Coast Entertainment Holdings, Inc. 702-380-7777 Denise.Barton@stratospherehotel.com
ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. ANNOUNCES
PROPOSED REGISTERED OFFERING
AND
GB HOLDINGS, INC. ANNOUNCES
PROPOSED EXCHANGE OFFER
Atlantic City, New Jersey — Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Holdings”), a Delaware corporation, which through its wholly owned subsidiary owns and operates The Sands Hotel and Casino in Atlantic City, announced today that it intends to file a registration statement to cover the offer and sale by a selling stockholder, GB Holdings, Inc. (“GB Holdings”), a significant stockholder of Atlantic Holdings, of approximately 2.9 million currently outstanding shares of Atlantic Holdings common stock. Atlantic Holdings plans to file the registration statement shortly.
     The shares of Atlantic Holdings common stock that are to be registered for re-sale are expected to be offered by GB Holdings to its noteholders in an exchange offer. GB Holdings will not complete the exchange offer until the Securities and Exchange Commission declares the Atlantic Holdings’ registration statement effective. In the exchange offer, GB Holdings plans to offer holders of its $43,741,030 of 11% Notes due 2005 (the “11% Notes”), the opportunity to exchange such notes for the Atlantic Holdings common stock at a ratio which will be determined prior to commencement of the exchange offer and set forth in such offer. Following commencement, the exchange offer will be open for at least 20 business days and subject to a number of conditions which will be detailed in the exchange offer.
     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any shares of Atlantic Holdings common stock or 11% Notes, nor shall there be any sale of Atlantic Holdings common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.
     Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Atlantic Holdings. For more information regarding Atlantic Holdings and the risks applicable to its business, please review the filings of Atlantic Holdings with the SEC, including Atlantic Holdings’ reports on Forms 10-K and 10-Q.